Exhibit 99

Suite 3000 John Hancock Center 875 North Michigan Avenue Chicago, IL 60611

NEWS RELEASE For Immediate Release	phone 312-255-5000 fax 312-255-6000 www.diamondconsultants.com
Contacts:
Margaret M. Boyce
Investor Relations
+1.312.255.5784
margaret.boyce@diamondcluster.com
David Moon
Media Relations
+1.312.255.4560
david.moon@diamondcluster.com
DIAMOND MOURNS DEATH OF BOARD MEMBER
MARK L. GORDON
CHICAGO, August 1, 2006—Diamond Management & Technology Consultants, Inc. (Nasdaq: DTPI), a premier global management consulting firm, mourns the passing of Mark L. Gordon, a member of the company’s board of directors since 1999, and his wife, Rachelle, who died over the weekend.
“We are deeply saddened by the passing of Mark and Shelley,” said Mel Bergstein, Chairman of Diamond’s Board of Directors. “Mark was an ideal board member and long-time friend who was a recognized and innovative expert in his field. As a board member he was knowledgeable, competent and collegial with an independent attitude. Mark and Shelley were caring individuals with energy and a great love of life. We will sorely miss them both.”
“In many ways Mark represented Diamond’s heritage,” said Adam Gutstein, CEO of Diamond. “Mark helped to write many of our firm’s original governance documents, and as a director has been with us through many of the most important times in our firm’s history. We offer our heartfelt condolences to the Gordons’ family and friends at this time of great loss for us all.”
Mr. Gordon, age 55, joined Diamond’s board of directors in 1999. He was formerly Managing Partner of Gordon & Glickson LLC, and as of February 1, 2006, a Partner of McGuireWoods LLP and Department Chair for the firm’s Technology & Business
- more -

DIAMOND MOURNS DEATH OF BOARD MEMBER MARK L. GORDON — PAGE 2
Department. Mr. Gordon’s law practice was focused on providing legal and business counsel to the domestic and international information technology and electronic commerce marketplaces. He provided strategic consulting and legal advice to clients in connection with significant transactional matters and advised a wide range of emerging technology companies in connection with their organization, growth, and related legal and business matters.
In addition to serving on Diamond’s Board Mr. Gordon served on the Boards of The Rehabilitation Institute of Chicago; and the Medical Research Institute Council of Chicago’s Children’s Memorial Hospital. He was an active member of the Economic Club of Chicago and Commercial Club of Chicago.
About Diamond
Diamond (Nasdaq: DTPI) is a premier global management consulting firm that helps leading organizations develop and implement growth strategies, improve operations, and capitalize on technology. Mobilizing multidisciplinary teams from our highly skilled strategy, technology, and operations professionals worldwide, Diamond works collaboratively with clients, unleashing the power within their own organizations to achieve sustainable business advantage. To learn more visit www.diamondconsultants.com.
###